Exhibit 99.2

FOR IMMEDIATE RELEASE

For more information, contact:

Kevin Belgrade

KCI Corporate Communications

Office: 210-216-1236

Email: kevin.belgrade@kci1.com

Todd Wyatt

KCI Investor Relations

Office: 210-255-6157

Email: todd.wyatt@kci1.com

Kinetic Concepts, Inc. Gives Notice of Make-Whole Fundamental Change to Holders of Its 3.25% Convertible Senior Notes due 2015

SAN ANTONIO, TX., November 4, 2011 — Kinetic Concepts, Inc. (NYSE: KCI) today provided notice to holders of its 3.25 percent Convertible Senior Notes due 2015 (the “Notes”) in respect of the merger (the “Merger”) of Chiron Merger Sub, Inc., a Texas corporation (“Chiron Merger Sub”) and a wholly owned subsidiary of Chiron Holdings, Inc., a Delaware corporation (“Chiron”), with and into Kinetic Concepts, Inc., a Texas corporation (“KCI” or the “Company”) pursuant to an Agreement and Plan of Merger, dated as of July 12, 2011 (the “Merger Agreement”), by and among the Company, Chiron Merger Sub, and Chiron. The Company issued a press release publicly announcing the execution of the Merger Agreement on July 13, 2011, and included a copy of the press release as an exhibit to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on July 13, 2011. A copy of the Merger Agreement was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on July 14, 2011. Copies of these filings are available on the SEC’s website at www.sec.gov.

The Merger, which was consummated today (the “Effective Date”), constitutes a Make-Whole Fundamental Change under the Indenture, dated as of April 21, 2008, governing the Notes (the “Indenture”). A copy of the Indenture was included as an exhibit to the Company’s Current Report on Form 8-K, filed with the SEC on April 22, 2008.

In accordance with the Indenture, the Notes will be convertible in connection with the Merger at the option of the holders from and after the Effective Date and will remain convertible until 5:00 p.m., New York City time, on the Business Day immediately prior to the Fundamental Change Purchase Date (as defined in the Indenture). The exact date of the Fundamental Change Purchase Date will be specified by the Company in a separate notice that will be delivered to holders of Notes no later than 20 days after the date hereof, and will be a date that is not less than 20 or more than 35 calendar days after the date of such notice.

Under the terms of the Indenture, holders of Notes converting their Notes in connection with the Merger during the time period specified above will be entitled to an increase in the conversion rate applicable to their Notes (the “Make-Whole Conversion Rate Adjustment”). This Make-Whole Conversion Rate Adjustment will be equal to 1.7834 per 1,000 principal amount of Notes, based on the Effective Date of the Merger and the Merger consideration per share of $68.50 in cash to which holders of the Company’s common stock were entitled in connection with the Merger.

Pursuant to Section 16.02 of the Indenture, each Noteholder also has the right, subject to certain conditions, including the consummation of the Merger, at such Noteholder’s option, to require the Company to repurchase all of such Noteholder’s Notes, or any portion thereof that is a multiple of $1,000 principal amount, on the Fundamental Change Purchase Date, at a price equal to 100% of the principal amount thereof, together with accrued and unpaid interest to but excluding the Fundamental Change Purchase Date. Noteholders who exercise this right and do not duly withdraw such notice prior to the close of business on the business day immediately preceding the Fundamental Change Purchase Date will not be permitted to convert their Notes.

About KCI

Kinetic Concepts, Inc. (NYSE: KCI) is a leading global medical technology company devoted to the discovery, development, manufacture and marketing of innovative, high-technology therapies and products for the wound care, tissue regeneration and therapeutic support system markets. Headquartered in San Antonio, Texas, KCI’s success spans more than three decades and can be traced to a history deeply rooted in innovation and a passion for significantly improving the healing and the lives of patients around the world. The Company employs approximately 7,100 people and markets its products in more than 20 countries. For more information about KCI and how its products are changing the practice of medicine, visit www.KCI1.com.

Forward-Looking Statements

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide KCI’s current expectations or forecasts of future events. You may identify some of these forward-looking statements by the use of words in the statements such as “believes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “should,” “seeks,” “future,” “continue,” or the negative of such terms, or other comparable terminology. KCI’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing KCI such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the SEC. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, KCI does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.